As filed with the Securities and Exchange Commission on November 22, 2019

Registration No. 333-233435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESBANCO, INC.

(Exact name of registrant as specified in its charter)

West Virginia	55-0571723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Options Assumed by Wesbanco, Inc.

Originally Granted Under the Following Plans:

Old Line Bancshares, Inc. 2004 Equity Incentive Plan

Old Line Bancshares, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Todd F. Clossin

President and Chief Executive Officer

Wesbanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

James C. Gardill, Esq. Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, WV 26003 (304) 232-6810	Paul C. Cancilla, Esq. K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222 (412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided purchase to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $2.0833 par value	202,478	(2)	(2)	(2)

(1)

This Post-Effective Amendment No. 1 on Form S-8 covers shares of Wesbanco, Inc. (“Wesbanco”) common stock, par value $2.0833 per share (the “Common Stock”) originally registered on the Registration Statement on Form S-4 (No. 333-233435), as amended, to which this filing is an amendment, issuable under options assumed by Wesbanco and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued in respect of such options pursuant to the Old Line Bancshares, Inc. 2004 Equity Incentive Plan and the Old Line Bancshares, Inc. 2010 Equity Incentive Plan (collectively, the “Plans”) as a result of one or more adjustments under the applicable Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	The registration fee in respect of such shares of Common Stock was previously paid at the time of the original filing of the Registration Statement on Form S-4 on August 23, 2019.

EXPLANATORY NOTE

Wesbanco, Inc. (“Wesbanco”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-233435) filed on August 23, 2019, as amended by Amendment No. 1 filed on September 23, 2019, which was declared effective on September 23, 2019 (the “Form S-4”) by filing this Post-Effective Amendment No.1 to Form S-4 on Form S-8 (this “Registration Statement”) to register 202,478 shares of the Wesbanco’s common stock, $2.0833 par value per share (“Wesbanco Common Stock”), relating to shares of Wesbanco Common Stock issuable upon the exercise of stock options previously granted under the Plans. All such shares were previously registered on the Form S-4, but will be subject to issuance pursuant to this Post-Effective Amendment.

On November 22, 2019, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2019 (the “Merger Agreement”), by and among Wesbanco, Wesbanco Bank, Inc., a West Virginia corporation and wholly-owned subsidiary of Wesbanco, Old Line Bancshares, Inc., a Maryland corporation (“Old Line Bancshares”), and Old Line Bank, a Maryland-chartered trust company exercising the powers of a commercial bank and a wholly-owned subsidiary of Old Line Bancshares, the parties consummated the merger (the “Merger”) of Old Line Bancshares with and into Wesbanco, with Wesbanco surviving the Merger. Old Line Bancshares’ common stock, $0.01 par value per share (the “Old Line Bancshares Common Stock”), is no longer publicly traded, and each share of Old Line Bancshares Common Stock represents only the right to receive 0.7844 of a share of Wesbanco Common Stock.

Under the terms of the Merger Agreement, each option previously granted by Old Line Bancshares under the Plans that was outstanding and unexercised immediately prior to the effective time of the Merger was fully vested and assumed by Wesbanco, and was converted into a stock option exercisable for Wesbanco Common Stock. This Form S-8 relates to 202,478 shares of Common Stock originally registered on the Form S-4 that may be issued following the Merger upon the exercise of assumed options that were originally granted under the Plans. The Form S-8 is being filed to convert 202,478 shares of Wesbanco’s Common Stock covered by the Form S-4 to be covered by the Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are hereby incorporated by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

the Registrant’s Definitive Proxy Statement on Schedule 14A, as supplemented, for the Registrant’s 2019 annual meeting of shareholders filed with the SEC on March 13, 2019, as supplemented on April 5, 2019;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•

the Registrant’s Current Reports on Form 8-K filed on  February 19, 2019, February 28, 2019, March 14, 2019,  April 18, 2019, April 22, 2019, May 10, 2019, May  31, 2019, July 23, 2019,  August 21, 2019,  September 6, 2019,  October 3, 2019, October  23, 2019, October  30, 2019, November  14, 2019 and November 22, 2019 (in each case, except to the extent portions of any such Form 8-K is deemed furnished but not filed); and

•

the description of the Registrant’s common stock contained in the Registrant’s Form 8-K filed by the Registrant on May 10, 2019, including any amendments or reports filed for purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain matters relating to the validity of the Wesbanco Common Stock offered hereby has been passed upon for Wesbanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of November 22, 2019, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC owned an aggregate of approximately 57,606 shares of Wesbanco Common Stock. In addition, Denise Knouse-Snyder is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC and is also on the board of directors of Wesbanco.

Item 6.	Indemnification of Directors and Officers.

Wesbanco’s Bylaws provide, and West Virginia law permits, the indemnification of directors and officers against certain liabilities. Officers and directors of Wesbanco and its subsidiaries are indemnified, to the maximum extent permitted under the West Virginia Business Corporation Act (including advanced indemnification payments), against liabilities incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or officers of the corporation, except for certain prohibitions set forth in Wesbanco’s Bylaws regarding “prohibited indemnification payments.” Wesbanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to Wesbanco.

I. Article VI of the Bylaws of Wesbanco provides:

Indemnification of Directors and Officers

SECTION 1. Indemnification. Each director and officer, whether or not then in office, shall be indemnified by the corporation against liability incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, to the maximum extent permitted under the West Virginia Business Corporation Act, except as prohibited by Section 2 and Section 4 of this Article VI. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in accordance with the provisions of the West Virginia Business Corporation Act.

SECTION 2. Prohibited Indemnification Payment. Notwithstanding the provisions of Section 1 of this Article VI, no director or officer shall receive a “prohibited indemnification payment,” which is any payment or agreement to make a payment to pay or reimburse such director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the director or officer is assessed a civil money penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to Wesbanco Bank, Inc. or the corporation.

SECTION 3. Insurance. The corporation may purchase commercial insurance to cover certain costs that the corporation incurs under the indemnification provisions of Section 1 of this Article VI. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the corporation. Such insurance may not, however, pay or reimburse a director or officer for any final judgment or civil money penalty assessed against such individual. Furthermore, partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

SECTION 4. Determination that Indemnification is Proper. The corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the board of directors investigates and determines in writing that the director or officer acted in good faith and in the best interests of Wesbanco Bank, Inc.; (ii) the board of directors investigates and determines that the payment will not materially adversely affect the safety and soundness of Wesbanco Bank, Inc. or the corporation; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the director or officer agrees in writing to reimburse the corporation, to the extent not covered by permissible insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

II. W. Va. Code Section 31D-8-851 through Section 31D-8-856 provides:

Section 31D-8-851. Permissible Indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 31D-8-853. Advance for Expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Section 31D-8-854. Circuit Court-Ordered Indemnification and Advance for Expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

Section 31D-8-855. Determination and Authorization of Indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

Section 31D-8-856. Indemnification of Officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to the Registration Statement on Form S-4 under Registration No. 333-03905 filed by the Registrant with the Securities and Exchange Commission on May 16, 1996).

4.2	Articles of Amendment to the Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to Form 10-Q filed by the Registrant with the Securities and Exchange Commission on May 15, 1998).

4.3	Articles of Amendment to the Articles of Incorporation of Wesbanco, Inc., dated April 24, 2015, increasing authorized common shares from 50,000,000 to 100,000,000. (incorporated by reference to Form 10-Q filed by the Registrant with the Securities and Exchange Commission on July 30, 2015).

4.4	Bylaws of Wesbanco, Inc. (as Amended and Restated February 24, 2011) (incorporated by reference to Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 25, 2011).

4.5	Old Line Bancshares, Inc. 2004 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to Old Line Bancshares, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (File Number 333-116845), filed with the Securities and Exchange Commission on June 25, 2004).

4.6	Old Line Bancshares, Inc. 2010 Equity Incentive Plan.*

5.1	Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC, regarding the legality of the shares being registered hereunder.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm*

23.3	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in Exhibit 5.1).*

24.1	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-4 filed August 23, 2019, (333-233435) to which this Post-Effective Amendment No. 1 relates).

*	Filed herewith

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 22nd day of November, 2019.

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Todd F. Clossin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 22, 2019.

Signature	Title

/s/ Todd F. Clossin	President, Chief Executive Officer & Director
Todd F. Clossin	(Principal Executive Officer)

/s/ Robert H. Young	Executive Vice President &
Robert H. Young	Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Director
Stephen J. Callen

/s/ James W. Cornelsen	Director
James W. Cornelsen

*	Director
Michael J. Crawford

*	Director
Christopher V. Criss

*	Director
Abigail M. Feinknopf

*	Director
Robert J. Fitzsimmons

*	Director
D. Bruce Knox

*	Director
Lisa A. Knutson

*	Director
Gary L. Libs

*	Director
Jay T. McCamic

*	Director
F. Eric Nelson, Jr.

*	Director
Ronald W. Owen

/s/ Gregory S. Proctor, Jr.	Director
Gregory S. Proctor, Jr.

*	Director
Joseph R. Robinson

*	Director
Denise Knouse-Snyder

*	Director
Kerry M. Stemler

*	Director
Reed J. Tanner

*	Director
Charlotte A. Zuschlag

*By:	/s/ Robert H. Young
Name:	Robert H. Young
Title:	Attorney-in-Fact